Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of PowerSecure International, Inc. of our reports dated March 11, 2010 on the consolidated financial statements of PowerSecure International, Inc. and on PowerSecure International, Inc.’s internal control over financial reporting, and our report dated February 25, 2010 on the financial statements of Marcum Midstream 1995-2 Business Trust, appearing in the Annual Report on Form 10-K of PowerSecure International, Inc. for the year ended December 31, 2009 also incorporated by reference. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Hein & Associates LLP
HEIN & ASSOCIATES LLP
Denver, Colorado
May 6, 2010